Associated Banc-Corp

NEWS RELEASE

For more information:

Investors: Joe Selner, Chief Financial Officer, 920-491-7120
Media: Janet L. Ford, VP of Public Relations, 414-278-1890

Associated Banc-Corp Declares 156th
Consecutive Quarterly Cash Dividend

GREEN BAY, Wis. – January 28, 2009 – The Board of Directors of Associated Banc-Corp (NASDAQ: ASBC) today declared a regular quarterly cash dividend of 32 cents per share, payable on February 17, 2009, to shareholders of record on February 6, 2009. This is the company’s 156th consecutive quarterly cash dividend.

Associated Banc-Corp, headquartered in Green Bay, Wis., is a diversified bank holding company with total assets of $24 billion. Associated has approximately 300 banking offices serving about 180 communities in Wisconsin, Illinois, and Minnesota. The company offers a full range of traditional banking services and a variety of other financial products and services. More information about Associated Banc-Corp is available at www.associatedbank.com.